Exhibit 1

JOINT FILING AGREEMENT PURSUANT TO RULE 13d-1(k)(1)

          In accordance with Rule 13d-1(k) under the Securities Exchange Act of 1934, as amended, the persons named below agree to the joint filing on behalf of each of them of the Schedule 13D to which this Agreement is an exhibit (and any further amendment filed by them) with respect to the Ordinary Shares of Blue Gold Limited. This Agreement may be executed simultaneously in any number of counterparts, all of which together shall constitute one and the same instrument.

 Dated: July 8, 2025

/s/ Andrew Cavaghan

Name: Andrew Cavaghan

/s/ Elizabeth Cavaghan

Name: Elizabeth Cavaghan

BCMP Services Limited

/s/ Andrew Cavaghan

Name: Andrew Cavaghan

Title: Member

Pegasus Capital Limited

/s/ Andrew Cavaghan

Name: Andrew Cavaghan

Title: Director

Pegasus Capital Holdings Limited

/s/ Andrew Cavaghan

Name: Andrew Cavaghan

Title: Director